PRICING LETTER AGREEMENT


                                 MLC GROUP, INC.
                               400 HERNDON PARKWAY
                             HERNDON, VIRGINIA 20170


                                                         December 28, 1998


Triple-A One Funding Corporation
885 Third Avenue
New York, New York  10022

Key Corporate Capital, Inc., as Agent
30 Federal Street
Boston, Massachusetts 02110

                  Re: Lease Receivables Purchase Agreement


Ladies and Gentlemen:

                  Reference is made to that certain Lease Receivables Purchase Agreement dated as of December 28, 1998 (as the same may thereafter be amended, supplemented or otherwise modified, the "LRPA") among MLC Group, Inc., as seller and collection agent (the "Seller"), MLC Holdings, Inc., as guarantor in such capacity, the "Guarantor"), Triple-A One Funding Corporation ("Triple-A"), and Key Corporate Capital, Inc., as agent (in such capacity, the "Agent").

                  This letter agreement constitutes the "Pricing Letter" referred to in the LRPA. All capitalized terms used herein which are not defined herein shall have the meanings set forth in the LRPA. The Seller, the Guarantor, the Purchaser and the Agent agree as follows:

                  1. For purposes of the LRPA, the following terms shall have the meanings set forth below:

                  "Credit Spread" means, with respect to a Lease Receivable, (i) 135 basis points, if the Obligor thereof is assigned a Risk Rating of 1; provided, however, that 125 basis points may be applied as the Credit Spread for Risk Rating 1 if the Obligor thereof has a public debt rating greater than or equal to BBB or an equivalent thereof as given by both S&P and Moody's and the Purchase Price for the Lease Receivable of such Obligor having such debt rating on the applicable Purchase Date equals or exceeds $3,000,000; (ii) 165, if the Obligor thereof is assigned a Risk Rating of 2; (iii) 175, if the Obligor thereof is assigned a Risk Rating of 3; and (iv) 200 or higher, at the discretion of the Agent if the Obligor thereof is assigned a Risk Rating of 4.
                  "Discount Rate" for any Purchased Lease Receivable means the rate equal to the sum of the "T-Note Proxy Rate" (as defined below) at the time of the Purchase plus the Credit Spread plus the Swap Spread Difference; "T-Note Proxy Rate" means the yield to maturity as published in The Wall Street Journal for a specific treasury note ("T-Note"). The selected T-Note will have been recently issued (within the last fifteen years and non-callable) having a maturity equal to the greater of: i) twelve (12) months or ii) the remaining average life tenor of the Lease Receivable purchased or repurchased. If there is no T-Note with a maturity equal to a particular average life tenor, then the one maturing closest to the average life tenor will be selected. The date for determining the T-Note Proxy Rate for Lease Receivables to be purchased will be the Purchase Date for such Lease Receivables.

                  "Swap Spread" means the difference between the yield of the current benchmark two (2) year U.S. Treasury Note and the current ask price of the two (2) year swap rate each of the foregoing as obtained from the "US Dollar Swap Curve" as provided by Bloomberg as of the date of funding.

                  "Swap Spread Difference" means the portion of the Swap Spread exceeding 25 basis points.

                  2. The Seller agrees to pay to the Agent the following unused fee: if the aggregate Purchase Price of Eligible Lease Receivables Purchased hereunder prior to December 31, 1999 minus the aggregate original Purchase Price of all Lease Receivables repurchased pursuant to paragraph 11(a) (such net amount, the "Used Amount") is less than $10,000,000 (the "Minimum Amount"), the Seller shall pay to the Agent, no later than thirty (30) days after receipt of a request for payment, an amount equal to the product of (i) .005 multiplied by
(ii) the difference between (A) the Minimum Amount minus (B) the Used Amount.

                  This letter agreement may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same agreement.

                  This letter agreement shall be governed by the laws of the State of New York.

                                                     Sincerely,

                           MLC GROUP, INC., as Seller


                                    By:________________________________
                                    Title:


                           MLC HOLDINGS, INC., as Guarantor


                                    By:________________________________
                                                     Title:



Agreed and accepted this 28th
day of December, 1998

TRIPLE-A ONE FUNDING CORPORATION,
 as Purchaser



By:________________________________
Title:


KEY CORPORATE CAPITAL, INC.
  as Agent


By:________________________________
Title: